EXHIBIT 99

                     EXCERPTS FROM SONOCO PRODUCTS COMPANY'S
                       2001 THIRD QUARTER EARNINGS RELEASE

     Hartsville, SC - - Sonoco (NYSE:SON) today reported earnings per diluted share, excluding one-time adjustments, of $.41 for the third quarter of 2001, compared with $.42 for the same period in 2000 and in line with previous Company guidance, it was announced by Harris E. DeLoach, Jr., president and chief executive officer.

     Sales for the third quarter of 2001 were $649.3 million, versus $677.5 million in the same period last year. Excluding one-time transactions, net income for the third quarter of 2001 was $39.7 million, versus $41.9 million in the third quarter of 2000. Including one-time transactions, net income for the third quarter 2001 was $42.8 million, versus $38.5 million in the third quarter of 2000. Including one-time adjustments, earnings per diluted share for the third quarter 2001 were $.45. One-time items in the third quarter included a net gain of $6.1 million from legal settlements. Free cash flow, after capital expenditures of $20.3 million and dividends of $19 million, for the third quarter of 2001 was $88.6 million, versus $52.8 million in the third quarter of last year.

     For the first nine months of 2001, sales were $1.93 billion, versus $2.04 billion in the same period last year. The first quarter of 2000 included stronger volumes while the first nine months of 2000 reflected higher selling prices, primarily related to trade sales of recovered paper, compared with the first nine months of this year. Excluding one-time transactions, net income for the first nine months of 2001 was $112.1 million, versus $133.4 million in the same period last year. Including one-time transactions, net income for this year's first nine months was $64.4 million, versus $129.9 million in the first nine months of 2000. Free cash flow, after capital expenditures of $74.3 million and dividends of $57 million for this year's first nine months, was $155.3 million, versus $133.3 million in the same period of 2000. Free cash flow generated year-to-date was used to help fund approximately $174 million in acquisitions.

     "Sales and earnings continued to be adversely impacted by weak volume, reflecting recessionary-type general economic conditions, particularly in the nation's manufacturing sector. Company-wide volume decreases averaged approximately 4%, compared with the same period last year. This decrease resulted primarily from a 6% decline in the Company's industrial segment volume, principally in our North American engineered carriers/paper business," said DeLoach. He noted that volumes had weakened in Europe, though were still stronger than in North America. DeLoach also said that lower prices for trade sales of recovered paper had hurt third quarter results.

     "Soft volumes in our engineered carriers/paper business are being driven by continuing weakness in all our industrial customer segments. We see no current signs of improvement, with volumes remaining relatively flat on a consecutive quarterly basis," stated DeLoach. "We have not yet seen any significant change since the September 11 tragedies," he added.

     "For the second consecutive quarter, sales and profits improved in the Company's consumer segment. Increased sales in flexible packaging reflecting the initial impact of the previously announced $60 million of new flexible business on an annual basis, continued increases in sales and profits from packaging services, improved profits in composite cans and in our high density film business plus the initial effect of the acquisition of Phoenix Packaging (makers of easy-open metal closures), all helped partially offset the decline in industrial volumes," stated DeLoach. He also said that the quarter was helped by the progressively positive effect from about $10 million year-to-date of at least $30 million expected in annualized savings from completed restructuring actions.

                                 Segment Review
                               Consumer Packaging

     The Consumer Packaging segment includes composite cans; flexible packaging (printed flexibles, high density bags and film products); and packaging services and specialty products (supply chain management/e-marketplace, graphics management, folding cartons and paper glass covers and coasters).

     Third quarter 2001 sales for the consumer segment were $329.2 million, versus $308.8 million in the same period last year, excluding divested operations. Operating profit for this segment, excluding divested operations, was $29.8 million, versus $25.8 million in the third quarter of 2000.

     Sales for the first nine months in the consumer segment were $952.3 million, versus $921 million in the same period of 2000, excluding divested operations. Operating profit in this segment, excluding one-time charges and divested operations, was $84.9 million, versus $85.7 million in the same period last year.

     The increase in third quarter sales was due primarily to higher revenues in packaging services and flexible packaging. The increase in profits resulted from higher sales and prices in flexible packaging; higher prices in composite cans; and a favorable cost/price relationship in high density film, along with overall higher productivity and lower fixed cost in the segment.

                              Industrial Packaging

     The Industrial Packaging segment includes engineered carriers (high performance paper and plastic tubes and cores, paper manufacturing and recovered paper operations) and protective packaging (designed interior packaging and protective reels).

         Third quarter 2001 sales for the industrial segment were $320 million, versus $362.5 million in the same period last year. Operating profit for the segment, excluding one-time transactions, was $41.9 million, versus $52.7 million in the same period last year.

     Sales for the first nine months of 2001 in this segment were $977.4 million, versus $1.1 billion in 2000. Operating profit for the industrial segment in the first nine months of 2001 was $124.8 million, excluding one-time transactions, versus $162.1 million in the same period last year.

     The decrease in third quarter sales and operating profits in the industrial sector was due primarily to lower volumes in the Company's engineered carriers and paper operations resulting from general economic conditions and does not reflect any net loss in market share. In addition, sales were negatively impacted by lower prices for outside sales of recovered paper. Higher year-over-year energy and benefit costs were more than offset by lower fixed cost due primarily to savings from restructuring and other cost savings programs.

                                    Corporate

     Net interest expense declined $3.8 million quarter-over-quarter due to lower average debt levels and interest rates.

     Depreciation and amortization expense for the third quarter of 2001 was $39.8 million.

                              Cautionary Statements

     Statements included herein that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning the Company's future financial and operating performance.

     These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; ability to maintain market share; pricing pressures and demand for products; continued strength of the Company's paperboard-based tube, core and composite can operations; anticipated results of restructuring activities; ability to successfully integrate newly acquired businesses into the Company's operations; currency stability and the rate of growth in foreign markets; and actions of government agencies. Additional information concerning some of the factors that could cause materially different results is included in the Company's reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission's public reference facilities and its Internet website or from the Company's investor relations department.

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
               (Dollars and shares in thousands except per share)

                                                                  THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                  ------------------                       -----------------
                                                               September 30,       October 1,      September 30,        October 1,
                                                                   2001               2000             2001                2000
                                                                   ----               ----             ----                ----
Sales ..................................................       $   649,265        $   677,469        $ 1,929,692        $ 2,042,454
Cost of sales ..........................................           514,009            529,972          1,520,792          1,588,414
Selling, general and administrative expenses ...........            63,495             69,001            199,201            205,796
Other (income) expense* ................................            (6,121)             5,499             46,207              5,499
                                                               -----------        -----------        -----------        -----------
Income before interest and taxes .......................            77,882             72,997            163,492            242,745
Interest expense .......................................           (11,932)           (15,026)           (38,754)           (45,709)
Interest income ........................................             1,617                929              3,056              2,427
                                                               -----------        -----------        -----------        -----------
Income before income taxes .............................            67,567             58,900            127,794            199,463
Provision for income taxes** ...........................            25,733             22,382             65,011             75,796
                                                               -----------        -----------        -----------        -----------
Income before equity in earnings of affiliates/
     Minority interest in subsidiaries .................            41,834             36,518             62,783            123,667
Equity in earnings of affiliates/Minority
        interest in subsidiaries .......................             1,343              2,014              3,303              6,282
Affiliate restructuring ................................              (353)                 -             (1,658)                 -
                                                               -----------        -----------        -----------        -----------

Net income .............................................       $    42,824        $    38,532        $    64,428        $   129,949
                                                               ===========        ===========        ===========        ===========

Average shares outstanding - diluted ...................            95,994             99,630             95,705            100,150

Diluted earnings per share .............................       $       .45        $       .39        $       .67        $      1.30
                                                               ===========        ===========        ===========        ===========
Dividends per common share .............................       $       .20        $       .20        $       .60        $       .59
                                                               ===========        ===========        ===========        ===========

*2001 results include restructuring charges of $111 and $46,433 for the three months and nine months ended September 30, 2001, respectively. In addition, 2001 includes net gains from legal settlements and corporate-owned life insurance adjustments of $6,232 and $226 for the three and nine months ended September 30, 2001, respectively. 2000 results include executive severance agreement adjustments.

**Includes $11,300 tax expense related to the surrender of corporate-owned life insurance policies for the nine months ended September 30, 2001.

                CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
                             (Dollars in thousands)

                                                                                                   September 30,        December 31,
                                                                                                       2001                 2000
                                                                                                       ----                 ----
Assets
Current Assets:
Cash and cash equivalents ..........................................................              $   36,798              $   35,219
Trade Accounts receivables .........................................................                 326,444                 329,467
Other receivables ..................................................................                  27,309                  26,875
Inventories ........................................................................                 264,399                 267,604
Prepaid expenses and deferred taxes ................................................                  39,778                  36,628
                                                                                                  ----------              ----------
                                                                                                     694,728                 695,793
Property, plant and equipment, net .................................................                 997,853                 973,470
Cost in excess of fair value of assets purchased, net ..............................                 330,979                 236,733
Other assets .......................................................................                 300,793                 306,615
                                                                                                  ----------              ----------
                                                                                                  $2,324,353              $2,212,611
                                                                                                  ==========              ==========
Liabilities and Shareholders' Equity
Current Liabilities:
   Payable to suppliers and others .................................................              $  418,107              $  373,259
   Notes payable and current portion of long-term debt .............................                  36,684                  45,556
   Taxes on income .................................................................                  57,581                  18,265
                                                                                                  ----------              ----------
                                                                                                     512,372                 437,080
Long-term debt .....................................................................                 831,708                 812,085
Postretirement benefits other than pensions ........................................                  34,930                  27,611
Deferred income taxes and other ....................................................                 138,741                 134,364
Shareholders' equity ...............................................................                 806,602                 801,471
                                                                                                  ----------              ----------
                                                                                                  $2,324,353              $2,212,611
                                                                                                  ==========              ==========

                    FINANCIAL SEGMENT INFORMATION (Unaudited)
                             (Dollars in thousands)

                                                                  THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                  ------------------                     -----------------
                                                          September 30,          October 1,        September 30,         October 1,
                                                             2001                  2000                2001                 2000
                                                             ----                  ----                ----                 ----
Net Sales
   Industrial Packaging ........................         $   320,046          $   362,452          $   977,357          $ 1,103,103

   Consumer Packaging ..........................             329,219              308,777              952,335              921,048
   Other* ......................................                   -                6,240                    -               18,303
                                                         -----------          -----------          -----------          -----------
   Total Consumer ..............................             329,219              315,017              952,335              939,351
                                                         -----------          -----------          -----------          -----------
   Consolidated ................................         $   649,265          $   677,469          $ 1,929,692          $ 2,042,454
                                                         ===========          ===========          ===========          ===========

Operating Profit
   Industrial Packaging ........................         $    41,946          $    52,677          $   124,823          $   162,113
   Consumer Packaging ..........................              29,815               25,754               84,876               85,653
   Other* ......................................                                       65                                       478
One-time non-operational items** ...............               6,121               (5,499)             (46,207)              (5,499)
   Interest, net ...............................             (10,315)             (14,097)             (35,698)             (43,282)
                                                         -----------          -----------          -----------          -----------

   Consolidated ................................         $    67,567          $    58,900          $   127,794          $   199,463
                                                         ===========          ===========          ===========          ===========

* Includes net sales and operating profits of divested businesses.
** Includes restructuring charges, net gains from legal settlements and corporate-owned life insurance adjustments in 2001 and executive severance agreements in 2000.